UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 18, 2003

FLAG Telecom Group Limited

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-29207	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cannon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code                                                                     1- (441) 296-0909

N/A

(Former name or former address, if changed since last report)

ITEM 5.                  Other Events and Required FD Disclosure

                          On November 17, 2003, FLAG Telecom Group Limited (the “Registrant”) received a letter from Pivotal Private Equity (“Pivotal”) indicating that Pivotal would be willing to enter into an agreement and plan of amalgamation on terms substantially similar to those set forth in the Agreement and Plan of Amalgamation, dated October 16, 2003 (the “Amalgamation Agreement,” a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Registrant on October 16, 2003), between Registrant and Reliance Gateway Net Limited (“Reliance Gateway”), a wholly owned subsidiary of Reliance Infocomm Limited.  Pivotal’s letter indicated that Pivotal would be willing to provide the Registrant’s shareholders with “total amalgamation consideration of not less than $220 Million U.S. (plus amounts payable in respect of Company Options pursuant to Section 2.05 of the ‘Reliance Agreement’),” or not less than $110 per share for each of the 2,000,000 outstanding shares.  Pivotal’s letter further indicated that Pivotal’s proposal is subject to confirmatory due diligence but not subject to a financing contingency.

                                The Board of Directors of the Registrant (the “Board”) met on November 18, 2003 to discuss the terms of the Pivotal letter and, after consultation with the Registrant’s attorneys and financial advisor, determined that the communications from Pivotal constitute an offer or proposal that could reasonably be expected to lead to a Superior Proposal (as defined in Section 6.03 of the Amalgamation Agreement).  Accordingly, the Registrant intends to contact Pivotal to enter into discussions with Pivotal as permitted by the Amalgamation Agreement.

                          While the Board, in accordance with its fiduciary duties, intends to enter into discussions with Pivotal, the Board remains committed to, and gives full support for, its recommendation in favor of the Amalgamation with Reliance Gateway.  There can be no assurances that any agreement will or can be reached with Pivotal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAG TELECOM GROUP LIMITED
(Registrant)

Date: November 18, 2003	s/ Kees van Ophem
	Name:	Kees van Ophem
	Title:	General Counsel